EXHIBIT 99.2
Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact: Dave Prichard 608.278.6141

Spectrum Brands Announces Receipt of Requisite Consents with Respect to its Tender Offer and Consent Solicitation and Entry into Supplemental Indenture

Madison, WI, March 14, 2012 -- Spectrum Brands Holdings, Inc. (NYSE: SPB) and Spectrum Brands, Inc. (“Spectrum Brands”) today announced that Spectrum Brands’ consent solicitation of the holders of its 12% Senior Subordinated Toggle Notes Due 2019 (the “Notes”) (CUSIP No.: 84762LAE5) successfully received the consent of the holders of a majority of the outstanding principal amount of the Notes on March 13, 2012 (the “consent date”).

Following the receipt of the consents of the holders of the majority of the outstanding principal amount of the Notes, Spectrum Brands entered into a supplemental indenture amending the indenture governing the notes with the trustee and the guarantors under the indenture.  The supplemental indenture eliminates substantially all of the restrictive covenants, certain events of default and the repurchase rights in the event of certain asset sales or changes of control and related provisions contained in the Indenture with respect to the Notes.  The supplemental indenture is effective upon execution, but the amendments will not be operative until the acceptance for purchase by the Company of a majority of the outstanding notes.

Pursuant to the terms of the related Offer to Purchase and Consent Solicitation, dated as of March 1, 2012, tenders of Notes and delivery of consents may not be withdrawn after the consent date.

Under the terms of the tender offer and consent solicitation, holders of the Notes who validly tender their Notes and delivered consents prior to the “consent expiration,” which is 5:00 p.m., New York City time, on March 14, 2012, and whose notes are accepted for purchase, will receive the "total consideration," which is equal to (i) $1,070.00 per $1,000.00 in principal amount of Notes validly tendered (the "tender consideration") plus (ii) $30.00 per $1,000.00 in principal amount of the Notes validly tendered (the "consent payment").  Holders of the Notes who validly tender their Notes after the consent expiration but on or before midnight, New York City time, March 28, 2012 (the “expiration date”), and whose notes are accepted for purchase, will receive only the tender consideration.

Spectrum Brands’ obligation to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, Spectrum Brands having received replacement financing on terms acceptable to it.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be subject to the terms of the supplemental indenture although they did not consent to the amendments.

Spectrum Brands has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation.  Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 387-1500 or (212) 430-3774.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 or (212) 325-5912.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 1, 2012.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries.  With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the tender offer and consent solicitation described above and related transactions, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our substantial outstanding indebtedness (including the restrictions contained therein) on our business, financial condition and results of operations, and our ability to manage and otherwise comply with our covenants with respect to such indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions, (12) the cost and effect of threatened or pending litigation or governmental proceedings, changes in governmental regulations, or changes in accounting policies applicable to our business, (13) adverse changes in capital market conditions, and (14) various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q for Spectrum Brands, Inc.   We also caution the reader that our estimates of trends, market share, retail consumption of our products and reasons for changes in such consumption are based solely on limited data available to us and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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